Exhibit 10.1

May 10, 2006

Mr. G. Lee Bohs

Dear Lee:

I am pleased to offer you the position of Senior Vice President, Corporate Development for Nobel Learning Communities, Inc. (“NLCI”), to be based at the home office in West Chester, PA. We would like you to start in your new position on May 22nd, 2006 at an annualized salary of $230,000, payable bi-weekly, one week in arrears. The position of Senior Vice President, Business Development reports directly to the Chief Executive Officer. The further details of the offer are as follows:

You will receive a car allowance of $500 per month. In addition, subject to approval of the Compensation Committee of the Board of Directors and subject to the terms and conditions of the 2004 Omnibus Incentive Equity Compensation Plan and the corresponding Form of Stock Option Agreement, you will be granted 50,000 stock options with an exercise price equal to the market price on your first day of employment in your new job. One-third of these options will vest on each anniversary of the grant date (over three years).

You will receive four (4) weeks of paid vacation per anniversary year, which will accrue immediately upon employment, and must be taken by your anniversary date in each year. You will also receive three (3) paid sick days per anniversary year, which will be accrued according to NLCI policy, commencing on the first of the month following 90 days of employment.

You will be eligible to participate in a bonus plan to be approved by the Board for fiscal year 2007 and beyond, at a target payout level of 50% of your salary. The amount of the bonus you will be eligible to receive under the bonus plan will be dependent on both corporate and individual achievement in excess of the plan, and will also be dependent upon satisfactory job performance as determined by the Chief Executive Officer. Due to your start date, you will not be eligible to participate in the fiscal 2006 bonus plan. However, you will receive a guaranteed signing bonus of $20,000 payable at the time the fiscal year 2006 bonus plan would be paid out if earned. You will be eligible to participate in any Long Term Incentive Compensation plan as approved by the Board.

You will be eligible to participate in a an annual salary review at the same time as all Senior Executives of NLCI generally, but acknowledge that any salary increase will be subject to any requirements then in effect for salaries of executive officers under the rules and regulations of Nasdaq or the Securities and Exchange Commission. The amount of your salary increase, if any, will not be pro rated and will reflect a conventional annual increase. Notwithstanding the foregoing, nothing contained herein shall in any manner obligate NLCI to make any increase or provide any additional compensation to you.

You will also be eligible for all other NLCI benefits generally available to Senior Executives, as such benefits may be in effect from time to time. The current benefits to which you are entitled are described in the enclosed Nobel Learning Communities, Inc. 2006 Employee Benefit Summary, Vice President/Executive Benefits, and you will be eligible to participate in all health and welfare benefits as of your first day of employment.

Should your employment be terminated by NLCI, you will receive as a severance payment (unless the termination is for “Cause1,” or results from a “Change of Control2“) the greater of (a) six (6) months’ salary and medical benefits, or (b) the amount of severance to which you become entitled under any new severance plan which may be adopted by the Company in the future and which, at the time of your termination, is either (i) generally applicable to all Vice Presidents of NLCI, or (ii) to which you have been added as a participant by NLCI’s Board of Directors or Chief Executive Officer. No severance payment will be made if you are terminated for Cause. If your employment is terminated by NLCI, without Cause, within six (6) months following any Change of Control, you will receive (in lieu of the foregoing severance amounts), twelve (12) months’ salary and medical benefits as a severance payment. Notwithstanding any of the foregoing, however, if you accept subsequent employment or earn any amounts as a self-employed individual with respect to the period for which you might be entitled to receive any compensation and medical benefits from NLCI pursuant to this paragraph, the compensation and medical benefits to be paid by NLCI pursuant to this paragraph shall be reduced by such amounts. You agree to report promptly to NLCI any such amounts actually earned by you.

This offer letter is not intended to be, and is not, a contract of employment; but is a statement of the provisions and conditions under which NLCI shall employ you. Nothing contained in this offer letter shall restrict the right of either NLCI or you to terminate the employment relationship (which is legally considered one of employment-at-will) for any reason at any time.

As part of the terms and conditions of your employment with NLCI, you will be provided with a Noncompetition, Nonsolicitation and Confidentiality Agreement. In consideration of, and as a condition to, your employment in this position, you must execute and deliver to NLCI the Noncompetition, Nonsolicitation and Confidentiality Agreement. To acknowledge your acceptance of this offer, we ask that you sign a copy of this letter along with the Noncompetition, Nonsolicitation and Confidentiality Agreement and return both documents to me on or before May 8, 2006

[1]	The term “Cause” includes, but is not limited to, any of the following: (a) habitual intoxication or drug addiction; (b) violation of any of NLCI’s written policies, procedures or codes (including, without limitation, those with respect to harassment (sexual or otherwise) and ethics); (c) refusal or failure to perform such duties as may reasonably be delegated or assigned to you, consistent with your position, by NLCI’s Chief Executive Officer; (d) willful refusal or willful failure to comply with any requirement of the Securities and Exchange Commission or any securities exchange or self-regulatory organization then applicable to NLCI; (e) willful or wanton misconduct in connection with the performance of your duties including, without limitation, breach of fiduciary duties; (f) conviction of, pleading guilty, no contest or nolo contendere to, or admitting or confessing to any felony, act of fraud, misappropriation, embezzlement or any misdemeanor involving moral turpitude; or (g) dishonesty detrimental to the best interest of NLCI. Cause shall not exist unless, in the case of the foregoing clauses (c) and (e), NLCI has first given you written notice specifying in reasonable detail the circumstances which NLCI believes gives rise to Cause for termination and you have failed to remedy the same to the reasonable satisfaction of NLCI’s Chief Executive Officer within 15 days after the date of such notice, or unless the condition or event is not subject to cure, or a substantially similar condition or event has been the subject of a prior notice by NLCI within the 12 months preceding such notice.
[2]	A “Change of Control” shall be deemed to have taken place if (a) any “person” becomes the “beneficial owner” (as such terms are defined in the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations promulgated thereunder) of shares of NLCI having 50% or more of the total number of votes that may be cast for the election of NLCI’s directors; or (b) there occurs any cash tender or exchange offer for NLCI shares, merger or other business combination, or (c) sale of all or substantially all of its assets, or (d) any combination of the foregoing transactions, and as a result of or in connection with any such event persons who were NLCI directors before the event shall cease to constitute a majority of the Board or of the board of directors of any successor to NLCI.

Finally, as a condition of employment, you hereby acknowledge and agree that NLCI will arrange to have background checks conducted on you, including a social security trace, a criminal history based on the results of that trace, verification of employment references, education and credential verification, and any other checks which NLCI deems necessary or appropriate for employment with us in this position. Furthermore, you hereby acknowledge and agree that this offer is contingent upon NLCI’s satisfaction with the results of these checks, and that this offer may be rescinded at any time if the results of these checks prove to be unsatisfactory to us.

I am delighted that you are considering joining our organization and hope to have the opportunity to work with you. If you have any questions, feel free to contact me.

Sincerely,

/s/ George Bernstein
George Bernstein
Chief Executive Officer

Agreed to by:	/s/ G. Lee Bohs
G. Lee Bohs

NOBEL LEARNING COMMUNITIES, INC.

1615 WEST CHESTER PIKE

WEST CHESTER, PA 19382-7956

Noncompetition, Nonsolicitation and Confidentiality Agreement

Mr. G. Lee Bohs

April 27, 2006

Dear Lee:

Nobel Learning Communities, Inc. (“NLCI”) has offered to hire you as our Senior Vice President, Business Development. In consideration of, and as a condition to, your employment in this position, you must execute and deliver to NLCI this Noncompetition, Nonsolicitation and Confidentiality Agreement (this “Agreement”).

In connection with your employment in this position, it is expected that you will have access to confidential and/or proprietary information (“Confidential Information”) of NLCI and its subsidiaries and affiliates (collectively, the “Company”), including customer and vendor lists and information about the Company’s business plans, operations and strategies. Also, it is expected that you will develop relationships with employees and customers of the Company.

In the Company’s business (child care, pre-elementary schools and private school and other educational services), such Confidential Information and such relationships are a very important component of the Company’s “value”. If you were to leave the Company and accept a position with a competitor (or develop your own business in competition with the Company), you would be in a position to cause serious damage to the Company.

Accordingly, you agree to the following promises:

1. You will at all times maintain in strict confidence all Confidential Information of the Company.

2. In particular, you will not at any time in the future divulge to any person (other than in the course of the performance of your duties for the Company or in accordance with the requirements of any legal authority) the names or other identification of any customer of the Company or any of the Company’s pricing, strategies or any other data or methods. At the Company’s request at any time, you will return to the Company all tangible material containing Confidential Information, and will not retain any copies or extracts of the same.

3. You will not at any time in any manner disparage the Company, its locations, its business or its employees.

4. During the period of your employment by the Company and for a period of one year after you leave the Company’s employ for any reason you will not (directly or indirectly):

a.	own, manage, operate, control, be employed by, provide consulting services to or participate in any business which provides child care or educational services similar to those furnished by the Company, including, without limitation, any pre-schools, private schools or day camps, unless such business does not have any location within a twenty-five (25) mile radius of any of the locations for NLCI.

b.	employ any person who was on the Company’s payroll on the date of your termination of employment or one year prior to that date, or take any action to solicit the employment of any such person;

c.	take any action to solicit the enrollment in another child care center, preschool or school or provide educational services to any child who is enrolled at any of the locations of the Company on the date of your termination of employment or one year prior to that date; or

d.	direct or encourage any person to take any action which you are prohibited from taking hereunder.

In signing below, you acknowledge that these promises are essential to the Company and that the Company would not retain you in the position contemplated unless you agreed to these promises.

You acknowledge that in preparing this Agreement, the Company has carefully considered both its own needs to preserve its good will and business and the employment needs of its employees following termination of employment with the Company. The above promises reflect a compromise of these needs, and you agree that the promises set forth above are fair and reasonable in scope.

Liability/Enforcement

If you breach any of the above promises, you will be liable to the Company for all damages suffered by the Company caused by such breach. These damages may include loss of customers, loss of employees, loss of business opportunities and other losses and associated costs. You will also pay all attorneys’ fees and other costs incurred by the Company to enforce its rights against you under this Agreement.

You agree that if you breach any of the foregoing promises, you will cause the Company irreparable harm which is incapable of being quantified in terms of money damages and that, therefore, you acknowledge that any remedy for breach shall include, in addition to all other remedies available to the Company by law, injunctive relief specifically enforcing the provisions of this Agreement, including temporary injunctive relief pending final adjudication of the merits of whether you breached this Agreement. If any provision of this Agreement is held to be unenforceable because of the area covered, the duration thereof, or the scope thereof, the court making such determination shall have the power to reduce such area, scope or duration, and the covenant or agreement shall then be enforceable in its reduced form.

If the Company must resort to the courts to enforce any promises set forth above, the term of the promises will be extended for a period of time equal to the period of such breach (such extended period to commence on the later of (i) the date on which the original (unextended) term of such promises would have terminated, or (ii) the date of the final court order (without further right of appeal) enforcing such promises). To the extent that any statutes providing for discovery in any action to enforce any of the covenants or obligations of this Agreement delay the time in which any party may initially propound, request or serve any discovery, the parties waive such provisions of such statutes. You will not seek, and hereby waive any requirement for, the securing of posting of a bond or proving actual damages in connection with the Company’s seeking or obtaining any injunctive or equitable relief in connection with your covenants or other obligations under this agreement. If, despite the foregoing waivers, a court nonetheless requires the posting of a bond, the Company and you agree that a bond in the amount of $10,000 would be a fair and reasonable amount, particularly in light of the difficulty in quantifying what the actual loss caused by an injunction would be.

Please sign below and return a copy of this letter, whereupon this letter will become a binding agreement between the Company and you.

Very truly yours,

/s/ George Bernstein
NOBEL LEARNING COMMUNITIES, INC.
George Bernstein
Chief Executive Officer

Acknowledged and Agreed:

By:	/s/ G. Lee Bohs
Employee: G. Lee Bohs

This agreement is an important legal document, which will have significant legal consequences.

By executing this Agreement, I acknowledge that I have carefully read this Agreement, that I have been afforded the opportunity to consult an attorney and understand its contents and that I agree to each of the provisions set forth in this Agreement.